Exhibit 1

Transactions in the Securities of the Issuer Since the Date of the Schedule 13D/A

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Hale Capital Partners, LP

Purchase	1,084	$2.514	2/24/2025
Purchase	7,024	$2.505	2/25/2025
Purchase	107	$2.482	2/26/2025
Purchase	312	$2.548	2/27/2025
Purchase	1,270	$2.485	2/28/2025
Purchase	6,094	$2.472	3/04/2025
Purchase	6,978	$2.505	3/05/2025
Purchase	4,383	$2.488	3/06/2025
Purchase	6,492	$2.470	3/07/2025
Purchase	5,280	$2.503	3/08/2025